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                                                                     Exhibit 4.5



                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE
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This Agreement is entered into by and between I.W. Miller Group, Inc. ("IWMG")
and SPEEDCOM Wireless Corporation ("SPWC"). On the 25th day of June, 2001, the parties mutually agree as follows:

     Whereas, SPWC acknowledges an indebtedness to IWMG for accrued retainer, expenses and costs incurred by IWMG in the performance of certain consulting services, and

     Whereas, the parties desire to settle said indebtedness in full and final settlement of any such claim or dispute,

     Now, Therefore, SPWC and IWMG covenant and agree as follows:

     1. SPWC agrees to pay IWMG $40,000 in cash, payable $10,000 on June 29 plus $10,000 per month on or before the 15th of July, August and September, plus 135,000 warrants at $3.25. The term of the warrants shall be two (2) years. Unless registering such warrants would prevent a financing from closing, the warrants shall be registered in the next registration statement filed by SPWC.

     2. The original Agreement between the parties for consulting services is terminated an no compensation or equity from that agreement shall be paid other than pursuant to this Agreement.

     3. SPWC shall have a 120-day option to reinstate IWMG under the terms of the original Agreement.

          Upon receipt of the compensation in item 1, each party forever releases, waives and discharges the other party with respect to any claim, debt, or dispute arising out of or pertaining to any monies due or alleged to be due from one party or the other. This release is intended to be a full and final settlement of all claims, disputes and demands and satisfaction of any alleged indebtedness from one party to the other and any and all other claims or causes of action from the beginning of time to the date of this Agreement. In the event of any litigation arising out of or pertaining to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief provided by law. This Agreement shall be governed by the laws of the State of California and the venue for any action shall be the State of California, County of Orange.
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     In Witness Whereof, the parties hereto have signed this Agreement on the date and year first appearing above.

SPEEDCOM Wireless Corporation

By:       /s/ Jay O. Wright
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Its:      CFO
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I.W. Miller Group, Inc.

By:________________________
Its:_______________________

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